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                                                                   EXHIBIT 10.41

                               SEVERANCE AGREEMENT


    THIS AGREEMENT (the "Agreement") is made and entered into as of the 12th day of August, 1998, by and between Silicon Valley Bancshares ("Bancshares") and Harry W. Kellogg, Jr. ("Mr. Kellogg").

                                    RECITALS

    WHEREAS, Mr. Kellogg is Executive Vice President of Bancshares and Executive Vice President, Strategic Products and Services Group, of Silicon Valley Bank (the "Bank");

    WHEREAS, John C. Dean ("Mr. Dean") is the President and Chief Executive Officer of Bancshares and the Bank;

    WHEREAS, Bancshares has made an equity investment in non-voting preferred stock (the "Preferred Stock") of garage.com-TM- (the "Company") and, in that regard, has been offered membership on the Company's board of directors;

    WHEREAS, Bancshares has asked, and Mr. Dean has agreed, to serve as a director of the Company;

    WHEREAS, Mr. Kellogg has provided, and will from time to time in the future provide, support to Mr. Dean in connection with Mr. Dean's activities concerning the Company;

    WHEREAS, the Company offered to Bancshares the opportunity to purchase 75,000 shares of the Company's common stock (the "Common Stock"), in regard to services provided by Mr. Dean on the Company's board of directors;

    WHEREAS, Mr. Kellogg's support of Mr. Dean in connection with Mr. Dean's service on the board of directors of the Company will provide value to Bancshares;

    WHEREAS, Bancshares purchased the Common Stock for a total purchase price of $750;

    WHEREAS, the Company intends to form a California limited liability company each year during its existence (the "LLCs") to hold and distribute securities, or the proceeds from the sale or disposition of such securities, that the Company receives in each particular year from entities that seek to raise capital using the Company's Internet matchmaking service;

    WHEREAS, the Company intends to allocate an interest in each of the annual LLCs to its holders of common and preferred stock, including Bancshares. For purposes of this Agreement, "Interests" means the interests allocated by the Company in each of the annual LLCs to Bancshares related solely to Bancshares' ownership of the Common Stock granted in regards to Mr. Dean's services on the Company's board of directors; and

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Severance Agreement
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    WHEREAS, Bancshares and Mr. Dean entered into that certain Severance
Agreement dated August 12, 1998 (the "Bancshares/Dean Agreement"). A copy of the Bancshares/Dean Agreement is attached as Exhibit A and incorporated by reference.

    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth below, the parties agree as follows:

                                    AGREEMENT

    1. RIGHTS IN THE STOCK AND THE INTERESTS. Except as otherwise provided in this Agreement and in the Bancshares/Dean Agreement, Bancshares has all right, title and interest in the Common Stock and the Interests.

    2. MR. KELLOGG'S PARTICIPATION IN THE BANCSHARES/DEAN AGREEMENT. If Bancshares is obligated to pay Mr. Dean the Determined Value (as defined in Section 3 of the Bancshares/Dean Agreement) pursuant to Section 4 of the Bancshares/Dean Agreement, Bancshares shall pay one-half of the amount of the Determined Value to Mr. Kellogg and one-half of the Determined Value to Mr. Dean; provided however, that the conditions set forth in Section 3, below, are satisfied.

    3. CONDITIONS TO MR. KELLOGG'S PARTICIPATION IN THE DETERMINED VALUE. Mr. Kellogg may participate in the Determined Value only if: (i) this Agreement has not earlier been terminated by Bancshares in accordance with Section 4 below; and (ii) Mr. Kellogg is employed by Bancshares and the Bank on the date of Mr. Dean's Separation (as defined in Section 2 of the Bancshares/Dean Agreement.)

    4. TERMINATION OF THIS AGREEMENT. Bancshares may terminate this Agreement effective on an annual anniversary of the date of this Agreement by providing Mr. Kellogg with written notice of Bancshares' decision to terminate this Agreement provided such notice of termination is made at least sixty (60) days before an annual anniversary date of this Agreement.

    5. ATTORNEYS' FEES. In any action at law or in equity, including any arbitration proceeding, to enforce any of the provisions or rights under this Agreement, the unsuccessful party to the action, as determined by the court or the arbitrator in its final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorneys' fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal), and, if the successful party shall recover judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of the judgment.

    6. AMENDMENTS. No change in, modification of or addition to the terms of this Agreement shall be valid unless set forth in a writing signed by Bancshares and Mr. Kellogg and specifically stating that it constitutes an amendment to this Agreement.

    7. CHOICE OF LAW. It is the intention of the parties that the laws of the State of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

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Severance Agreement
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    8.   BINDING ON HEIRS, SUCCESSORS AND ASSIGNS. This Agreement and all of its
terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and assigns of the parties to this Agreement.

    9. ASSIGNMENT. Except as otherwise provided in this Agreement, neither this Agreement nor any right or interest is assignable by any of the parties without the prior written consent of all of the parties.

    10. ARBITRATION. Any dispute between the parties arising out of or in connection with this Agreement shall be referred to arbitration in Santa Clara County, California in accordance with the Commercial Rules of the American Arbitration Association. The award shall be final and binding upon the parties and judgment of such award may be entered in any court having jurisdiction.

    IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

SILICON VALLEY BANCSHARES           HARRY W. KELLOGG, JR.

By:
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